EXHIBIT 99.1
LGI Homes, Inc. Reports First Quarter 2017 Results
THE WOODLANDS, Texas, May 9, 2017 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the first quarter ended March 31, 2017.
First Quarter 2017 Results and Comparisons to First Quarter 2016

•	Net Income of $11.8 million, or $0.55 Basic EPS and $0.52 Diluted EPS

•	Net Income Before Income Taxes decreased 5.5% to $16.8 million

•	Home Sales Revenues increased 0.3% to $162.9 million

•	Home Closings decreased 9.8% to 761 homes

•	Average Home Sales Price increased 11.2% to $214,075

•	Gross Margin as a Percentage of Homes Sales Revenues was 26.7% as compared to 25.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 28.0% as compared to 26.7%

•	Ending backlog increased 33.5% to 1,087 units

•	Active Selling Communities at quarter-end increased to 69 from 56

•	29,249 Total Owned and Controlled Lots
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“Although closings have been down year-over-year, we maintain our belief that homeownership is still in high demand,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Due to the strength of our sales over the past 90 days and strong ending backlog for the first quarter, we anticipate closings for 2017 to be weighted towards the second half of the year.”
“As inventory catches up to this demand over the next few months, we remain confident in our ability to close more than 4,700 homes in 2017 and believe 2017 basic EPS will be in the range of $4.00 to $4.50 per share,” Lipar concluded.
2017 First Quarter Results
Home closings during the first quarter of 2017 decreased 9.8% to 761 from 844 during the first quarter of 2016. Active selling communities increased to 69 at the end of the first quarter of 2017, up from 56 communities at the end of the first quarter of 2016.
Home sales revenues for the first quarter of 2017 were $162.9 million, an increase of $0.4 million, or 0.3% over the first quarter of 2016. The increase in home sales revenues is due to an increase in the average home sales price offset by a decrease in the number of homes closed. The decrease in the number of homes closed in the first quarter of 2017 was primarily due to lower home closings in certain communities related to the timing of available land and direct construction inventory and lower backlog at the beginning of the quarter as compared to the first quarter of 2016.
The average home sales price was $214,075 for the first quarter of 2017, an increase of 11.2% over the first quarter of 2016. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.

Gross margin as a percentage of home sales revenues for the first quarter of 2017 was 26.7% as compared to 25.5% for the first quarter of 2016. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the first quarter of 2017 was 28.0% as compared to 26.7% for the first quarter of 2016. This increase primarily reflects a combination of leveraging our construction and lot costs with higher average home sales prices. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $11.8 million, or $0.55 per basic share and $0.52 per diluted share, for the first quarter of 2017 increased $0.1 million, or 0.7%, from $11.7 million for the first quarter of 2016. This increase is primarily attributable to the 11.2% increase in average home sales price and the income tax benefit of $0.6 million recognized in association with our stock compensation offset by a decrease in number of homes closed.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company reaffirms its previously announced guidance for 2017. The Company believes it will have between 75 and 80 active selling communities at the end of 2017, close more than 4,700 homes in 2017, and generate basic EPS between $4.00 and $4.50 per share during 2017. In addition, the Company believes 2017 gross margin as a percentage of home sales revenues will be in the range of 25.0% and 27.0% and 2017 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be similar to previous years in the range of 26.5% and 28.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2017 will be between $210,000 and $220,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2017 are similar to those in the first quarter of 2017 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates for 2017 are consistent with the Company’s recent experience.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, May 9, 2017 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “5304001”. This replay will be available until May 16, 2017.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, and Tennessee. The Company has a notable legacy of more than 14 years of homebuilding operations, over which time it has closed over 17,000 homes. For more information about the Company and its new home developments please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2017 home closings, year-end selling communities, basic earnings per share, gross margins as a percentage of home sales revenues, adjusted gross margins as a percentage of home sales revenue and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$31,648	$49,518
Accounts receivable	17,150	17,055
Real estate inventory	788,758	717,681
Pre-acquisition costs and deposits	11,562	10,651
Property and equipment, net	1,947	1,960
Other assets	4,543	5,631
Goodwill	12,018	12,018
Total assets	$867,626	$814,514

LIABILITIES AND EQUITY
Accounts payable	$19,948	$12,277
Accrued expenses and other liabilities	47,142	46,389
Deferred tax liabilities, net	1,141	164
Notes payable	426,155	400,483
Total liabilities	494,386	459,313

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,599,861 shares issued and 21,599,861 shares outstanding as of March 31, 2017 and 22,311,310 shares issued and 21,311,310 shares outstanding as of December 31, 2016	226	223
Additional paid-in capital	214,602	208,346
Retained earnings	174,962	163,182
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	373,240	355,201
Total liabilities and equity	$867,626	$814,514

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Home sales revenues	$162,911	$162,463

Cost of sales	119,412	121,094
Selling expenses	16,107	14,091
General and administrative	11,265	9,952
Operating income	16,127	17,326
Other income, net	(715)	(503)
Net income before income taxes	16,842	17,829
Income tax provision	5,062	6,129
Net income	$11,780	$11,700
Earnings per share:
Basic	$0.55	$0.58
Diluted	$0.52	$0.57

Weighted average shares outstanding:
Basic	21,360,167	20,288,619
Diluted	22,787,652	20,461,073

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to Adjusted Gross Margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended March 31,
	2017	2016
Home sales revenues	$162,911	$162,463
Cost of sales	119,412	121,094
Gross margin	43,499	41,369
Capitalized interest charged to cost of sales	2,075	1,782
Purchase accounting adjustments (a)	35	170
Adjusted gross margin	$45,609	$43,321
Gross margin % (b)	26.7%	25.5%
Adjusted gross margin % (b)	28.0%	26.7%

(a)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Closings by Division
(Dollars in thousands)

	Three Months Ended March 31,
	2017		2016
	Revenues	Closings	Revenues	Closings
Texas	$64,918	315	$80,443	410
Southwest	33,126	132	33,923	166
Southeast	27,847	151	27,914	160
Florida	24,200	123	20,183	108
Northwest	12,820	40	—	—
Total home sales	$162,911	761	$162,463	844

Backlog
(Dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Net orders	1,402	1,135
Cancellation rate	18.9%	22.8%
Ending backlog – homes	1,087	814
Ending backlog – value	$253,764	$165,632

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes